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                                                                    Exhibit 99.1


PANHANDLE EASTERN PIPE LINE ANNOUNCES EXTENSION OF EXPIRATION DATE FOR CASH TENDER OFFERS



     HOUSTON--(BUSINESS WIRE)--Aug. 7, 2003--Panhandle Eastern Pipe Line Company, LLC (the "Company") announced today that it has extended the expiration date for its cash tender offers for any and all of its outstanding senior notes of the series listed below (the "Senior Notes"). The new expiration date and time is Thursday, August 14, 2003 at 5:00 P.M. New York City time, unless extended.

     As set forth in the Offer to Purchase, dated July 9, 2003, and the related Letter of Transmittal, the tender offers are subject to certain terms and conditions and include the condition that the Company obtain sufficient financing to pay the consideration payable in the tender offers and the consideration payable in the redemption of two series of the Company's outstanding debentures. Other than the extension of the expiration date, all other terms and conditions of the tender offers set forth in the Offer to Purchase and Letter of Transmittal remain unchanged.

     The table below shows the approximate principal amounts of each series of Senior Notes that have been deposited as of the morning of Thursday, August 7, 2003 and not withdrawn.


                                                     Approximate
Description of the Notes                      Principal Amount Deposited
----------------------------------------      --------------------------

6.125% Senior Notes Due 3/15/04               $144,395,000
7.875% Senior Notes Due 8/15/04               $ 47,507,000
6.500% Senior Notes Due 7/15/09               $ 78,074,000
8.250% Senior Notes Due 4/1/10, Series B      $ 18,350,000
7.000% Senior Notes Due 7/15/29               $ 68,950,000


     This press release does not constitute an offer to purchase or a solicitation of an offer to sell any of the Senior Notes. The offers are made solely by the Offer to Purchase dated July 9, 2003 and the related Letter of Transmittal.

     Merrill Lynch and Banc One Capital Markets, Inc. are acting as the Dealer Managers for the tender offers. Questions concerning the terms of the tender offers may be directed to them as follows: Merrill Lynch, toll-free at 888-654-8637 or by collect call at 212-449-4914; or Banc One Capital Markets, Inc., toll-free at 800-431-2731 or by collect call at 312-732-6047. Copies of the Offer to Purchase may be obtained by calling the information agent, Mellon Investor Services LLC, toll-free at 888-566-9471 or 917-320-6286 (banks and brokerage firms).

     Panhandle is an indirect wholly owned subsidiary of Southern Union Company (NYSE: SUG). The Company is comprised of Panhandle Eastern Pipe Line Company, Trunkline Gas Company, Trunkline LNG Company and Pan Gas Storage (widely known as Southwest Gas Storage Company). Panhandle operates more than 10,000 miles of mainline natural gas pipeline extending from the Gulf of Mexico to the Midwest and Canada, which access major natural gas supply regions of the Louisiana and Texas Gulf Coasts as well as the Midcontinent and Rocky Mountains. These pipelines have a combined peak day delivery capacity of 5.3 billion cubic feet per day, 88 billion cubic feet of underground storage facilities (including leased storage) and 6.3 billion cubic feet of above ground liquid storage facilities for liquefied natural gas (LNG) imports. For further information, visit www.panhandleenergy.com.

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     Southern Union Company is engaged primarily in the transportation and distribution of natural gas. Through its local distribution companies, Southern Union also serves approximately one million natural gas end-user customers in Missouri, Pennsylvania, Massachusetts and Rhode Island. For further information, visit www.southernunionco.com.

     This release and other Company reports and statements issued or made from time to time contain certain "forward-looking statements" concerning projected future financial performance, expected plans or future operations. Southern Union Company cautions that actual results and developments may differ materially from such projections or expectations.

     Important factors could cause results to differ materially from the forward-looking projections or expectations. These factors include, but are not limited to: customer growth; gas throughput volumes and available sources of natural gas; abnormal weather conditions in our service territories; new legislation and government regulations affecting or involving us; our ability to comply with or to challenge successfully existing or new environmental regulations; the outcome of pending and future litigation; the impact of relations with labor unions of bargaining-unit union employees; the impact of future rate cases or regulatory rulings; our ability to control costs successfully and achieve operating efficiencies, including the purchase and implementation of new technologies for achieving such efficiencies; the nature and impact of any extraordinary transactions, such as any acquisition or divestiture of a business unit or any assets; the economic climate and growth in our industry and service territories and competitive conditions of energy markets in general inflationary trends; changes in gas or other energy market commodity prices and interest rates; the current market conditions causing more customer contracts to be of shorter duration, which may increase revenue volatility; exposure to customer concentration with a significant portion of revenues realized from a relatively small number of customers and any credit risks associated with the financial position of those customers; our or any of our affiliates' debt securities ratings; factors affecting operations such as maintenance or repairs, environmental incidents or gas pipeline system constraints; the possibility of war or terrorist attacks; and other risks and unforeseen events.



     CONTACT:  Southern Union Company
               Richard N. Marshall, 570-829-8662